Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
John E. Geller, Jr. (“Executive”) and Marriott Ownership Resorts, Inc. (“Company”) hereby enter into this Separation Agreement and General Release of Claims (“Agreement”) and agree as follows:
1.Termination of Employment. Executive’s employment with the Company will terminate effective 7:59 am ET on November 10, 2025 (the “Termination Date”). After the Termination Date, Executive will not be entitled to any compensation and/or benefits from the Company except as described in this Agreement or in the case of equity awards, as provided in the Award Agreement for each grant. Executive agrees that, other than Executive’s final paycheck, any accrued unused paid time off and/or vacation, and the Separation Benefits described in this Agreement, Executive has been paid all remuneration owed to Executive as a result of Executive’s employment with the Company, including, but not limited to, all accrued salary, wages, paid time off and/or vacation pay, bonus pay, stock and stock options, business expenses, termination benefits, commissions, incentives, and any other compensation to which Executive is entitled under applicable law, contract, or Company policy. As of the Termination Date, Executive shall be deemed to have resigned from all other positions held with respect to the Company and its affiliates as of the Termination Date, including but not limited to any position held by Executive as an officer, manager, or director of the Company or any of its affiliates.
2.Separation Benefits. In consideration of Executive’s timely execution and non-revocation of this Agreement in the time period set forth in Paragraph 7 of this Agreement, and Executive’s undertakings set forth herein, the Company will provide Executive with the following benefits (the “Separation Benefits”), provided, that the Separation Benefits described in clauses (a) through (c) of this Paragraph shall be treated as accrued benefits and shall not be subject to Executive’s execution of this Agreement or any separate release agreement:
(a)Payment in a lump sum of all accrued base salary as of the Termination Date, to the extent not theretofore paid to Executive as of the Termination Date.
(b)To the extent not already made as of the Termination Date, so long as Executive executes the Approved Retiree Non-competition and Non-solicitation Agreement attached hereto as Exhibit A, the Company shall contribute, or cause to be contributed, all matching employer contributions to Executive’s accounts under the Marriott Vacations Worldwide Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”) and the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “MVW DCP”) for the 2025 calendar year, in each case, to the same extent such matching employer contributions are made for the other named executive officers of Marriott Vacations Worldwide Corporation (“MVW”) who are employed for the entire 2025 year. Any contributions

Executive has deferred or the Company has contributions (after taking into effect this Paragraph 2(c)) to Executive’s accounts under the 401(k) Plan, the MVW DCP and the Marriott International, Inc. Executive Deferred Compensation Plan (the “EDCP”) shall be treated in accordance with the terms of such plans, and Executive shall in all cases be deemed to have incurred an approved retirement (or any term of similar import) for all such plans.
(c)The Company acknowledges and agrees that, so long as Executive executes the Approved Retiree Non-competition and Non-solicitation Agreement attached hereto as Exhibit A, Executive shall be treated as an “Approved Former Executive Officer” for purposes of the MVW Executive Officer Policy regarding Marriott Bonvoy elite status and a “former Executive Officer” for purposes of the MVW Executive Officer Policy regarding complimentary accommodations.
(d)Payment of Five Million Dollars ($5,000,000), which sum represents two (2) times Executive’s 2025 base salary plus target bonus, less applicable tax withholdings and deductions, paid in a lump sum on the first regular payroll date that occurs on or after the thirtieth (30th) day following the Termination Date.
(e)Payment of a 2025 bonus award at target prorated through the Termination Date, which sum represents One Million Two Hundred Eighty-Six Thousand Three Hundred One Dollars ($1,286,301), less applicable tax withholdings and deductions, paid in a lump sum on the first regular payroll date that occurs on or after the thirtieth (30th) day following the Termination Date.
(f)Provided that Executive executes the Approved Retiree Non-competition and Non-solicitation Agreement attached hereto as Exhibit A, Executive shall be entitled to the following consistent with and subject to the terms of the applicable award agreements:
a.Restricted Stock Units (“RSUs”) – RSUs in respect of 44,056 shares will continue to vest according to the original schedule, covering the full grants for 2022, 2023, and 2024, plus a prorated grant for 2025, while the remaining RSUs in respect of 9,159 shares will be forfeited, subject to the below;
b.2023 Performance Shares (“PSUs”) – PSUs in respect of 13,175 shares (at target) will remain eligible to vest based on actual performance results ranging from 0% to 200%, while PSUs in respect of 644 shares will be forfeited, subject to the below;
c.2024 Performance Shares – PSUs in respect of 21,854 shares (at target) will remain eligible to vest based on actual performance results ranging from 0% to 200%, while PSUs in respect of 13,390 shares will be forfeited, subject to the below;
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 2

d.2025 Performance Shares – PSUs in respect of 16,032 shares (at target) will remain eligible to vest based on actual performance results ranging from 0% to 200%, while PSUs in respect of 40,002 shares will be forfeited, subject to the below; and
e.Stock Appreciation Rights (“SARs”) – SARs in respect of 78,959 shares shall be fully vested, representing the full SAR grants for 2022, 2023, and 2024, plus prorated vesting of the SAR grant for 2025, and all such SARs shall remain exercisable until the earlier of (i) their original expiration date or (ii) five (5) years from the Termination Date. SARs in respect of 16,841 shares will be forfeited, subject to the below. The Company acknowledges and agrees that, in addition, Executive currently holds 86,380 fully vested unexercised SARs from grant years 2016 through 2021, which, for the avoidance of doubt, will remain outstanding in accordance with their terms and shall remain exercisable until the earlier of (i) their original expiration date or (ii) five (5) years from the Termination Date.
f.For the avoidance of doubt, the determination as to whether the performance criteria applicable to the PSUs has been achieved (including the extent of such achievement) shall be consistent with the Company’s determination for the named executive officers of MVW.
(g)A lump sum payment in an amount equal to the full amount of aggregate COBRA (Consolidated Omnibus Budget Reconciliation Act) premiums that Executive would be required to pay to continue Executive’s group medical coverage in effect on the Termination Date for a period of twenty-four (24) months (“COBRA Payment”). For the avoidance of doubt, the COBRA Payment may be used for any purpose, including but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings and deductions.
Executive will not be entitled to any of the Separation Benefits until after the expiration of the Revocation Period set forth in Paragraph 7 of this Agreement, without Executive revoking Executive’s acceptance of this Agreement. Executive’s entitlement to the Separation Benefits is further conditioned upon (i) Executive’s continuing compliance with this Agreement; (ii) Executive’s continuing compliance with any lawful and valid confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, dispute resolution, or similar agreement pertaining to Executive’s employment with the Company or its affiliates to which Executive is subject, subject, in each case, to the terms of this Agreement; and (iii) Executive’s payment in full of any outstanding debts, arrearages, wage advancements, overpayments, and personal expense balances, including but not limited to any and all charges, interest, and delinquency fees, on Executive’s corporate credit card (if any) within thirty (30) days of receiving the final credit card statement. To the extent Executive has not repaid in full any outstanding debts, arrearages, wage advancements, overpayments, or personal expense balances on Executive’s corporate
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 3

credit card as of the Termination Date, Executive agrees and consents to the Company deducting the full amount owed from the Separation Benefits.
3.General Release, Claims Not Released, and Related Provisions.
(a)General Release by Executive. In exchange for the Separation Benefits and other agreements provided for in this Agreement, Executive, on behalf of Executive and Executive’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors, and assigns, hereby irrevocably, fully, and unconditionally releases and discharges the Company and its affiliates, parent companies, subsidiaries, joint venturers, divisions, and related entities, owners of properties managed by the Company or its affiliates, and each of their respective predecessors, successors, and assigns, and current, future, and former officers, directors, members, managers, employees, associates, agents, shareholders, benefit plans and programs, plan administrators, insurers, and attorneys (each in their individual and corporate capacities) (collectively, the “Releasees”), from any and all claims, actions, suits, damages, controversies, causes of actions, cross-claims, demands, debts, damages, complaints, and grievances of any nature whatsoever, whether in law or in equity, both past and present, whether known or unknown or suspected, or claims against the Company or any of the Releasees which Executive or any of Executive’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors, or assigns may have (“Claims”), including those arising prior to and through the date of Executive’s signing of this Agreement, including, without limitation:
i.Any and all Claims arising directly or indirectly out of any aspect of Executive’s hiring or employment with the Company or any Releasees, or the termination of such employment or services;
ii.Any and all Claims Executive may have under the following laws, including any and all amendments thereto and all regulations issued thereunder, that may lawfully be released: the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Equal Pay Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Affordable Care Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Florida Civil Rights Act, the Florida Whistleblower Act, and other federal, state, county, city, territorial, and local
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 4

laws, rules, regulations, ordinances, executive orders, and the like pertaining to human rights, civil rights, labor, employment, wages and compensation, termination of employment, employment benefits, discrimination, harassment, retaliation, whistleblower retaliation, and wrongful termination;
iii.Any and all common law Claims, including, without limitation, Claims for wrongful discharge, other torts, assault, battery, emotional distress, defamation, libel, slander, fraud, negligent or intentional misrepresentation, or breach of contract, whether express or implied; and
iv.Any and all Claims arising under any other federal, state, county, city, or local constitutional, statutory, regulatory, or common laws not expressly referenced above (including, without limitation, laws prohibiting employment discrimination and retaliation or regulating employment or termination of employment), including, without limitation, any laws or regulations of the jurisdictions where Executive resides or works, or where any Releasees are subject to jurisdiction, and laws requiring employer notification prior to plant closings, mass layoffs, layoffs, and reductions in force.
v.This release of Claims applies to Claims that Executive knows about through and including the date of the signing of this Agreement. Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regard to the subject matter of this Agreement and the releases in this Paragraph 3, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(b)Claims Not Released. Executive is not waiving any rights Executive may have to: (i) Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date, including the 401(k) Plan, the MVW DCP and the EDCP; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) any claims for indemnification or contribution with respect to any liability of the Company as a result of any willful misconduct or material breach of fiduciary duties by Executive; (vi) indemnification under the by-laws of the Company or any of its affiliates, applicable law, or otherwise; and/or (vii) any claims that arise after the date of this Agreement.
(c)Government Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 5

investigation, hearing, or other proceeding before the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or a similar agency enforcing federal, state, or local laws. However, to the maximum extent permitted by law, Executive agrees that if an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the United States Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
4.Prior Claims. Executive acknowledges that Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a claim. Other than worker’s compensation claims that Executive has already filed prior to signing this Agreement and any whistleblower claims or complaints filed with the United States Securities and Exchange Commission or other government agency or entity, Executive acknowledges and represents that, as of the date of the execution of this Agreement, Executive has not brought any claim against the Company or any of the Releasees. Executive acknowledges and represents that Executive has not assigned any claim against the Company or any of the Releasees to any third party. The Company acknowledges and agrees that the Company has no known claims against Executive whether relating to Executive’s employment or otherwise.
5.Sufficiency of Consideration. Executive acknowledges that the Separation Benefits specified in this Agreement represent sufficient consideration for Executive’s release of claims and the other covenants contained in this Agreement. Executive further acknowledges that in the absence of this Agreement, Executive would not be entitled to, among other things, the Separation Benefits. Executive expressly acknowledges that the Separation Benefits and other agreements by the Company provided for in this Agreement exceed, supersede, and extinguish any amount, if any, to which Executive may be entitled under any verbal or written offer letter or employment agreement, any employment or personnel policies, procedures, handbooks, plans, or practices utilized by the Company or its affiliates, or any other legal obligation which the Company or its
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 6

affiliates may have to Executive (except those obligations set forth in this Agreement). Executive also acknowledges that any monetary or other benefits which Executive may have earned or accrued or to which Executive may have been entitled prior to Executive’s execution of this Agreement, either have been paid or have been released, waived, or settled by Executive pursuant to this Agreement.
6.Non-Admission of Liability. The Company has entered into this Agreement with Executive to affect a mutually acceptable termination of Executive’s employment with the Company. This Agreement and the Separation Benefits are not intended to be, shall not be construed as, and are not, an admission or concession by the Releasees of any wrongdoing or illegal or actionable acts or omissions. The Releasees expressly deny that they engaged in any wrongdoing or illegal or actionable acts or omissions.
7.Release of Age Claims: Period for Review and Revocation.
(a)Executive understands that Executive has been given a period of twenty-one (21) calendar days to review and consider this Agreement, unless pursuant to 29 C.F.R. § 1625.22(e)(6), and if indicated by Executive’s signature below, Executive knowingly and voluntarily waives the twenty-one (21) calendar day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i). Executive further understands that Executive may take as much or as little of this 21-day period of time to consider this Agreement as Executive wishes, before deciding whether to sign this Agreement.
(b)Executive may revoke Executive’s acceptance of this Agreement within the seven (7) calendar day period after Executive has signed it if Executive so desires (the “Revocation Period”). Any revocation must be in writing, must be directed to Michael E. Yonker, Executive Vice President & Chief Human Resources Officer & Global Communications Officer, and must be mailed to 7812 Palm Parkway, Orlando, Florida 32836, or emailed to mike.yonker@mvwc.com. If the revocation is mailed, it must be postmarked within the Revocation Period. This Agreement will become effective and binding on the parties on the eighth (8th) calendar day after it is signed, provided that Executive has not revoked Executive’s acceptance of it in accordance with the procedures set forth herein.
8.Advised to Consult with Attorney. Executive is hereby advised to consult with an attorney of Executive’s own choosing before signing this Agreement. Executive understands that whether to do so is Executive’s decision, and that Executive has had adequate opportunity to so consult, and that Executive has been given all time periods required by law to consider this Agreement.
9.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, executors, administrators, representatives, agents, successors, and assigns.
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 7

10.Arbitration. Other than as provided in Paragraph 24, any controversy, dispute, or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the JAMS Comprehensive Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Services (“JAMS”).
11.Confidentiality. Executive represents and agrees that Executive will not disclose the terms of the negotiations leading up to this Agreement, to any persons, except (a) to Executive’s spouse, registered domestic partner, tax advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement, provided that Executive informs each such person of this confidentiality obligation, each such person agrees to be bound to its terms, and Executive shall be responsible for any violation of the terms of this Paragraph by any of those persons; (b) to any federal, state, or local government agency, including but not limited to the National Labor Relations Board, Occupational Safety and Health Administration, or United States Equal Employment Opportunity Commission; and (c) to the extent required by a subpoena or court order or otherwise required by law.
12.Confidential Information. Executive acknowledges that Executive received and had access to Confidential Information (as defined below) of the Company and its affiliates through the Termination Date and that such Confidential Information is a special, valuable, and unique asset belonging to the Company and its affiliates. Without limiting Executive’s continuing obligations under any existing confidentiality agreement, and in recognition of Executive’s legal obligations and the consideration set forth in this Agreement, Executive agrees to and acknowledges the following:
(a)Executive shall not disclose to any third person or use for the direct or indirect benefit of any person or entity other than the Company or its affiliates any Confidential Information without the Company’s express written consent, unless such Confidential Information has been previously disclosed to the public by the Company or its affiliates or is in the public domain (other than by reason of Executive’s breach of this Paragraph). “Confidential Information” includes, but is not limited to, trade secrets; customer lists and details of contracts with or requirements of customers; the identity of any owner of a managed property; information relating to any current, past, or prospective management agreement or joint venture; information pertaining to business methods, sales plans, design plans, and strategies; management organization, computer systems or software, operating policies or manuals, personnel records, or information; information relating to current, past, or contemplated employee benefits or compensation data or strategies; business, financial, development, or marketing plans; or manpower strategies or plans, financial records, or other financial, commercial, business, or technical information relating to the Company or its affiliates. Confidential
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 8

Information does not include Executive’s own compensation, hours, schedule, and terms and conditions of employment.
(b)As of the Termination Date: (i) Executive has returned to the Company, and has not retained any originals or any copies of, all documents, records, or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); and (ii) Executive has not disclosed any Confidential Information or Confidential Materials to any person or entity (other than the Company or its affiliates) without the express written authorization of an authorized officer of the Company.
(c)Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its parent companies, subsidiaries, affiliates, predecessors, successors, or assigns that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Executive and the Company or any of its affiliates or any policy of the Company or any of its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(d)Nothing in this Agreement or any other agreement between Executive and the Company or any of its affiliates or any policy of the Company or any of its affiliates shall prohibit or restrict either party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any United States Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between Executive and the Company or any of its affiliates or any policy of the Company or any of its affiliates prohibits or restricts Executive or the Company or any of its affiliates from initiating communications with, or responding to any inquiry from, any
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 9

regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(e)If Executive receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials, or any other information concerning the Company or its affiliates, or its or their current or former employees, officers, directors, shareholders, or agents, including but not limited to this Agreement and any information concerning this Agreement, Executive shall (i) within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing mailed to Marriott Vacations Worldwide Corporation, Law Department, 7812 Palm Parkway, Orlando, Florida 32836, and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral, and (ii) prior to making any such disclosure, Executive will take all reasonable steps to afford the Company the opportunity to attempt to obtain a court order to assure the confidential treatment of the Confidential Information or Confidential Materials or to prohibit or limit such disclosure.
13.Non-Solicitation. Without modifying or otherwise limiting Executive’s post-separation obligations under any existing lawful and valid agreement between Executive and the Company or its affiliates, and in recognition of Executive’s legal obligations and the consideration set forth in this Agreement, as permitted by applicable laws, during the two (2) year period commencing on the Termination Date, Executive agrees that Executive will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any person or entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company or the Company’s affiliates (including, without limitation, for this purpose any employee at director level or above and any General Manager of any resort or other property owned (in whole or in part) or managed by the Company or any of its affiliates); provided, that general non-targeted advertisements shall not by itself be a violation of the covenants in this Paragraph 13.
14.Return of Company Property. Executive represents that, within not more than five (5) business days following the Termination Date, Executive has returned, or will return, to the Company all property of the Company and any of its affiliates in Executive’s possession, custody, or control, including, without limitation, laptops, printers, scanners and accessories, disks, PDAs, keys, cell phones, credit cards, access cards, records, documents, and files, and all copies and recordings thereof. For the avoidance of doubt, Executive will be permitted to (a) make a copy and maintain, but shall not delete from the Company’s systems, Executive’s contacts and Executive’s calendar to the extent Executive’s contacts and calendar do not contain Confidential Information and (b) have personal items downloaded for his personal use, and provided to him, by the Company. Executive also affirms that Executive is in possession of all of Executive’s property
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 10

Executive had at the Company’s premises and that neither the Company nor any of its affiliates is in possession of any of Executive’s property.
15.Noninterference. Where permitted by applicable law, and without modifying or otherwise limiting Executive’s post-separation obligations under any existing lawful and valid agreement between Executive and the Company or any of its affiliates, and in recognition of Executive’s legal obligations and the consideration set forth in this Agreement, during the two (2) year period following the Termination Date, solely with respect to matters of which Executive is aware on or before the Termination Date, Executive shall not: (a) solicit or attempt to take away or to sever from the Company or any of its affiliates the business or goodwill of any individuals or entities who are customers or clients of the Company or the Company’s parent companies, subsidiaries, affiliates, successors, and assigns; or (b) take or omit to take any action or actions that are intended to or actually cause or encourage any person or prospective entity with which the Company or any of its affiliates intends to enter into, a business relationship or intends to acquire (or any agent or affiliate thereof) to fail to enter into the contemplated business relationship, or complete the contemplated acquisition. Notwithstanding the foregoing, general solicitations of customers in the context of a non-competitive business shall not by itself be a breach of this Paragraph 15. Without limiting the generality of the foregoing, Executive agrees not to pursue on Executive’s behalf or on behalf of any other person or entity, or otherwise to interfere with the pursuit by the Company or any of its affiliates of, any business relationship, transaction, merger, or acquisition pending or contemplated by the Company or any of its affiliates, of which Executive was aware on or before the Termination Date.
16.Future Cooperation. Executive will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters relating to the duties and responsibilities of Executive’s employment, including without limitation, consulting with any employees in connection with the transition of ongoing matters, consulting with attorneys of any Releasee and/or appearing as a witness in connection with any dispute, controversy, action, or proceeding of any kind, and being available to attorneys of Releasees in advance of witness appearances for purposes of preparation upon the request of the Company and with reasonable advance notification without the need for the Company to issue a subpoena. In connection with any of Executive’s cooperation efforts mandated by this Paragraph after the Termination Date, Executive shall be entitled to receive reasonable reimbursement or compensation and reasonable travel and other out of pocket expenses, provided that those expenses are submitted pursuant to and are in conformance with the Company’s then-applicable policy relating to expense reimbursement.
17.Non-Competition. Notwithstanding the provisions of any other agreements entered into between Executive and the Company or its affiliates, Executive shall not be deemed to be “Engaging in Competition” (or any other phrase or term of similar import) to the extent
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 11

Executive is (a) not engaging in or with a business that does not primarily relate to the business of timeshares or exchange companies or (b) serving on a Board, so long as Executive complies with his confidentiality obligations and the appointment does not violate the Clayton Act.
18.Non-Disparagement. Prior to and after the Termination Date, Executive agrees not to engage in any act or to make any false or maliciously disparaging statement (written or oral, including on social media and other online platforms), directly or indirectly, that is intended, or may reasonably be expected, to harm the reputation, business, or operations of the Company or the Company’s affiliates, successors, and assigns and their respective customers, employees, officers, or directors. As soon as reasonably practical but in any event by no later than the day after the Termination Date, the Company shall instruct each of its directors and executive officers to not make any false or maliciously disparaging statement (written or oral, including on social media and other online platforms) that is intended to harm the reputation of Executive. Notwithstanding the foregoing, the parties understand that nothing herein shall be construed to prevent or restrict any party from responding truthfully to questions or requests as part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement. In addition, Executive will have the right to review and comment on the press release and Form 8-K issued in connection with Executive’s departure from employment with the Company.
19.Press and Media Announcements. Executive shall not make any statements, whether oral or written, to the press or other media outlets (including, but not limited to, the press or other media outlets using any social media or other online platforms) regarding the Company or its affiliates or Executive’s employment or termination of employment without express written consent and approval of the Company, except that this Paragraph shall not apply to any statements Executive is required or permitted to make by reason of law, regulation, or any judicial or other similar proceeding or order or to truthful statements made in response to direct questions or otherwise in connection with the performance of Executive’s duties to a subsequent employer or service recipient that are not intended, or could not reasonably be expected, to harm the reputation, business, or operations of the Company or the Company’s affiliates, successors, and assigns and their respective customers, employees, officers, or directors. This Paragraph is not intended to prohibit Executive from referencing Executive’s employment (e.g., job title, terms of employment, job duties, dates of employment, or accomplishments) with the Company on Executive’s personal social media platforms or to future employers or business partners.
20.Attorneys’ Fees. The Company agrees to pay the reasonable attorneys’ fees, costs, and expenses incurred by Executive in the negotiation and preparation of this Agreement up to $40,000, subject to presentment of invoices detailing such fees, costs and expenses.
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 12

21.Waiver and Amendment. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a waiver or bar of any right on any other occasion. This Agreement may not be modified in any manner, except by an instrument in writing signed by duly authorized representatives of the parties.
22.Choice of Law. This Agreement shall be governed by the laws of the State of Florida without giving effect to conflicts of law principles thereof and except that the interpretation and enforceability of the arbitration clause herein shall be governed by the Federal Arbitration Act.
23.Severability. If any term or provision of this Agreement is found by a court, arbitral authority, or governmental agency to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the parties; provided, however, that if any fundamental term or provision of this Agreement (including without limitation the General Release in Paragraph 3(a)), is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable, Company shall be released from any obligations under Paragraph 2 of this Agreement (excluding any obligations that relate to accrued benefits), and Executive shall be obligated to immediately repay to Company any payments and benefits received by Executive pursuant to Paragraph 2 of this Agreement (excluding any payments and benefits that relate to accrued benefits). The parties further agree that any such court, arbitral authority, or governmental agency is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law.
24.Injunctive Relief. Executive acknowledges and agrees that Paragraphs 11, 12, 13, 15, 16, 18, and 19 of this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) in a court of law restraining Executive from committing any violation of the covenants and obligations contained in Paragraphs 11, 12, 13, 15, 16, 18, and 19. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
25.Entire Agreement. This Agreement is the entire Agreement between Executive and the Company regarding the subjects addressed in this document, and this Agreement
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 13

supersedes and cancels any other agreements, arrangements, obligations, or understandings between Executive and the Company or any of its parents or subsidiaries or their affiliates, provided, however, that the terms of any (a) lawful and valid confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, dispute resolution, or similar agreement (as modified by Paragraph 17 of this Agreement); (b) arbitration agreement; and (c) applicable stock option, restricted stock, or restricted stock unit agreement(s) or plan, shall survive this Agreement, and Executive and the Company and its affiliates shall continue to be bound to the terms and conditions stated therein.
26.Right to Offset. In the event Executive violates any of the terms or conditions of this Agreement, the Company will have the right, in addition to and not in lieu of any other rights at law or in equity, to offset the amount of any damages caused by such breach or violation against any sums due or to become due to Executive under the terms of this Agreement.
27.Section 409A Compliance. The terms of this Agreement and the Separation Benefits payable under this Agreement shall be construed and paid in such a manner as necessary to fall within the applicable exemptions of Section 409A of the Internal Revenue Service Code of 1986, as amended and as provided under Treasury Regulation Section 1.409A-1, et seq. (“Section 409A”). To the extent any amounts payable under this Agreement become subject to Code Section 409A and applicable guidance issued thereunder, this Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and such guidance; provided, however, that in no event shall the Company or any of its parent companies, subsidiaries, or affiliates (or any of their predecessors or successors) be liable for any additional tax, interest, or penalty that may be imposed on Executive pursuant to Section 409A. For purposes of Section 409A, each (if any) installment payment provided under this Agreement shall be treated as a separate payment.
28.EXECUTIVE ACKNOWLEDGMENTS. Executive acknowledges that:
•Executive has read this Agreement;
•Executive has been advised to consult an attorney regarding this Agreement;
•Executive fully understands the terms of this Agreement;
•Executive has taken sufficient time to consider this Agreement;
•Executive is voluntarily entering into this Agreement of Executive’s own free will;
•This Agreement contains a release of all known and unknown claims and a restriction on release of Confidential Information and Confidential Materials; and
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 14

•No promises or agreements of any kind have been made to or with Executive, other than those set forth in this Agreement, to cause Executive to sign this Agreement.
To be effective, one executed original of this Agreement must be returned to the attention of Michael E. Yonker, Executive Vice President & Chief Human Resources Officer & Global Communications Officer, by mail to 7812 Palm Parkway, Orlando, Florida 32836, or email to mike.yonker@mvwc.com, before the close of business on the twenty-second (22nd) day following the date of this Agreement’s presentation to Executive.
Marriott Ownership Resorts, Inc.
By: /s/ James H Hunter, IV
Name: James H Hunter, IV
Title: Vice President
Dated:     November 9, 2025
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS - PAGE 15

Executive Signature
*** NOT TO BE SIGNED PRIOR TO EXECUTIVE’S TERMINATION DATE ***
I, John E. Geller, Jr., acknowledge that I have been given at least twenty-one (21) calendar days (unless as waived below) to consider the terms contained herein and that I have seven (7) calendar days after signing this Agreement in which to revoke my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement without reservation and fully understand all of its terms.
ACCEPTED AND AGREED:
/s/ John E. Geller, Jr.
John E. Geller, Jr.
Date:    November 9, 2025
Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) calendar day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i).
ACCEPTED AND AGREED:
/s/ John E. Geller, Jr.
John E. Geller, Jr.
Date:    November 9, 2025

EXHIBIT A
Approved Retiree Non-competition and Non-solicitation Agreement
MARRIOTT VACATIONS WORLDWIDE CORPORATION
APPROVED RETIREE
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
John E. Geller, Jr., I am pleased to advise you that the Compensation Policy Committee (the “Committee”) of the Board of Directors of Marriott Vacations Worldwide Corporation (“MVW”) has confirmed your status as an “approved retiree” for the purposes of the Marriott Vacations Worldwide Corporation (MVW) 2020 Equity Incentive Plan (the “Stock Plan”) and the Marriott Vacations Worldwide Deferred Compensation Plan (the “DCP”) (together, the “Plans”). Your status as an approved retiree affects your rights under the Plans as stated below subject to the plan documents:
In accordance with the terms of the DCP, vesting and distribution of any Company Accrual accounts (including employer matching amounts) is conditioned upon you complying with the requirement not to engage in competition with MVW and its subsidiaries (collectively, the “Company”) as defined in the DCP and described below.
Any unvested deferred stock award will continue to vest and distributions will commence beginning next January in accordance with the terms of the Stock Plan and any decisions you have made concerning payment, subject to the requirement not to commit any criminal act or malicious tort related to or against the Company and the requirement not to engage in willful or grossly negligent acts or omissions that are or potentially are injurious to the Company’s operations, financial condition or business reputation. Your continuing status as an approved retiree eligible for distributions of deferred bonus stock will be conditioned upon you not engaging in competition with the Company as defined by the Stock Plan and described below.
Any management stock options or stock appreciation rights (SARs) will continue to vest under the Stock Plan for up to five years following the date of retirement and vested portions may be exercised until the earlier of the fifth anniversary of retirement or the expiration date of the option/SAR. However, in accordance with the terms of the Stock Plan, your ability to exercise your management stock options/SARs is conditioned upon the requirements not to engage in competition with the Company as defined by the Stock Plan and described below, not to commit any criminal act or malicious tort to or against the Company and the requirement not to engage in willful or grossly negligent acts or omissions that are or potentially are injurious to the Company’s operations, financial condition or business reputation.
Any MVW Shares will continue to vest (provided that you meet the retiree definition of at least age 55 with at least 10 years of service) and vested shares will be released to your account immediately upon vesting in accordance with the terms of the Stock Plan and your MVW Share Award agreement(s), subject to the requirements not to engage in competition with the Company as defined by the Stock Plan and described below and not to commit any criminal act or malicious tort related to or against the Company.
The terms of the Plans provide that you not engage in activities in competition with the Company in order to receive benefits following retirement under the Plans. For deferred stock benefits, this non-competition requirement will last until the January of your final stock distribution per the terms of the Stock Plan; for stock options/SARs and MVW shares plan benefits, this non-competition requirement will last up to 5 years from the date of your retirement; for the DCP, this non-competition requirement will last until your last scheduled distribution date of Company

Accruals per the terms of the DCP. Engaging in competition means (i) engaging, individually or as an employee, consultant, owner (more than five percent) or agent of any entity, in or on behalf of any business engaged in significant competition (or that transacts or cooperates with another business in activities of significant competition) with any business operated by the Company or with interests adverse to those of the Company as of the date of this agreement; (ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company as of the date of this agreement; or (iii) using or disclosing confidential or proprietary information of the Company, in each of the above cases, without the prior approval of MVW; provided, that, in accordance with Paragraph 17 of the Separation Agreement and General Release of Claims (the “Separation Agreement”) to which this agreement is attached, we acknowledge and agree that you shall not be deemed to be “engaging in competition” (or any other phrase or term of similar import) to the extent you are (a) not engaging in or with a business that does not primarily relate to the business of timeshares or exchange companies, or (b) serving on a Board, so long as you comply with your confidentiality obligations and the appointment does not violate the Clayton Act.
Determination of whether or not particular activities are in competition will be made by MVW in its reasonable judgment, subject to the terms of this agreement and the Separation Agreement. Should a determination be made by MVW that you have engaged in competition as described above, then: (i) in the case of stock options/SARs, any options/SARs that are vested on the determination date will be exercisable for up to 3 months from such date of determination and any options or portions of options which are not exercisable shall be immediately cancelled on such determination date; (ii) in the case of deferred stock and MVW Shares, any undistributed shares on the determination date shall be immediately forfeited; (iii) in the case of DCP balances, any undistributed Company Accruals will be immediately forfeited. Since the question of whether or not particular activities are in competition with the Company is not always an easy one, you are encouraged to provide to MVW sufficient information about potentially competitive activities in which you plan to engage that will enable a prompt determination to be made. Such a proposal should be forwarded to the VP Total Rewards, Marriott Vacations Worldwide Corporation, 7812 Palm Parkway, Orlando, FL 32836.
Please confirm your agreement to not engage in competition (as defined above) with the Company in return for the benefits described above by signing one copy of this agreement as provided below and returning it in the enclosed envelope.
Marriott Vacations Worldwide Corporation
By:    /s/ Thomas Jones
Thomas Jones
VP Total Rewards
Approved:
/s/ John E. Geller, Jr.              November 9, 2025
John E. Geller, Jr.      Date
Signature